Exhibit 21

Target Corporation

(A Minnesota Corporation)

List of Significant Subsidiaries

(As of January 28, 2012)

Target Bank (UT banking corporation)

Target Brands, Inc. (MN)

Target Capital Corporation (MN)

Target Commercial Interiors, Inc. (MN)

Target Corporate Services, Inc. (MN)

Target Enterprise, Inc. (MN)

Target General Merchandise, Inc. (MN)

Target National Bank (a national banking association)

Target Receivables LLC (MN)

Subsidiaries not included in the list are omitted because, considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary.